Exhibit 10.1

SECOND AMENDMENT OF LEASE

THIS AGREEMENT, made as of the 8th day of March, 2016, by and between KBS RIVERTECH, LLC, a Delaware limited liability company, as successor-in-interest to Nortel Networks HPOCS Inc. (hereinafter referred to as “Landlord”), and ENTEGRIS, INC., a Delaware corporation, as successor-in-interest to Mykrolis Corporation (hereinafter referred to as “Tenant”)

W I T N E S S E T H    T H A T:

WHEREAS, Landlord and Tenant are parties to an existing lease agreement dated April 1, 2002, as amended by that certain Amendment of Lease dated April 1, 2012 (hereinafter referred to as the “Lease”), relating to certain Premises comprising Building 2 of RiverTech Park, located at 129 Concord Road, Billerica, Massachusetts, all as more particularly described and set forth in the Lease; and

WHEREAS, the term of the Lease is scheduled to expire on March 31, 2019; and

WHEREAS, Landlord and Tenant wish to extend said term and amend other terms and conditions of the Lease, subject to the provisions hereof;

NOW THEREFORE, in consideration of the foregoing recitals and for further good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. The term of the Lease is hereby extended through the close of the 30th day of September, 2026. Except as otherwise hereinafter set forth, said extension shall be subject to all terms, conditions and other provisions contained in the Lease.

2. Notwithstanding anything else to the contrary in the Lease, no installments of fixed Rent shall be due or payable pursuant to Section 5 of the Lease with respect to the period commencing on April 1, 2016 and ending on March 31, 2017. Thereafter, Tenant will pay fixed Rent to Landlord pursuant to Section 5 of the Lease in accordance with the following schedule:

With respect to the following period:	Fixed Rent per annum shall be:	Monthly installments of fixed Rent shall be:
April 1, 2017 – March 31, 2018	$2,465,239.08	$205,436.59
April 1, 2018 – March 31, 2019	$2,514,543.84	$209,545.32
April 1, 2019 – March 31, 2020	$2,564,834.76	$213,736.23
April 1, 2020 – March 31, 2021	$2,616,131.40	$218,010.95
April 1, 2021 – March 31, 2022	$2,668,454.04	$222,371.17
April 1, 2022 – March 31, 2023	$2,721,823.20	$226,818.60
April 1, 2023 – March 31, 2024	$2,776,259.64	$231,354.97
April 1, 2024 – March 31, 2025	$2,831,784.84	$235,982.07
April 1, 2025 – March 31, 2026	$2,888,420.52	$240,701.71
April 1, 2026 – September 30, 2026	$2,946,188.88	$245,515.74

3. Landlord shall make certain repairs to the parking areas included as part of the Premises, consisting of repairing damaged asphalt and curbing (including the filling and repairing of potholes) where necessary, ensuring proper drainage, applying new primer topcoat and restriping the parking spaces (hereinafter referred to as the “Parking Area Repairs”), all to the extent shown and set forth in plans and specifications (hereinafter referred to as the “Parking Repair Plans”) prepared by Tenant and approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Following its approval of the Parking Repair Plans, Landlord shall, subject to such terms and conditions as Landlord may customarily prescribe for comparable projects, solicit bids from at least three (3) contractors wishing to perform the Parking Area Repairs and having, in Landlord’s and Tenant’s reasonable judgment, sufficient experience, skill and financial capability to undertake such Repairs. Landlord shall notify Tenant of whichever such bid is accepted by Landlord, including a copy thereof, and Tenant may, within ten (10) business days thereafter, modify the Parking Repair Plans so as to change the scope thereof subject to Landlord’s written approval, which shall not be unreasonably withheld or delayed. Landlord shall then solicit a revised bid from the contractor selected by Landlord to perform the Parking Area Repairs and the foregoing procedure shall be repeated until the date on which Landlord and Tenant have mutually approved in writing the final version of the Parking Repair Plans and the amount of such bid (hereinafter referred to as the “Plans Approval Date”). Tenant shall bear any costs and expenses in excess of $175,000 incurred by Landlord on account of the Parking Area Repairs and approved by Tenant prior to being so incurred, which excess costs and expenses shall be due and payable within thirty (30) days following billing by Landlord. Tenant shall be entitled to utilize Landlord’s Base Building Allowance (as such term is defined in Paragraph 4) in order to fund all or a portion of such payment. Landlord shall, if Tenant so requests in writing, make available for inspection by Tenant on a so-called “open-book” basis and provide copies of invoices, receipts and other materials in Landlord’s possession to the extent reasonably necessary in order to enable Tenant to substantiate such excess costs and expenses. Landlord shall use commercially reasonable efforts to substantially complete the Parking Area Repairs within six (6) months from the Plans Approval Date, subject to delays caused by seasonal considerations, weather conditions and other factors beyond Landlord’s reasonable control, and shall notify Tenant in writing when such substantial completion has been achieved. Tenant shall have no claim that Landlord has failed to properly perform any of Landlord’s obligations with respect to the Parking Area Repairs except to the extent to which Tenant shall have given Landlord written notice specifying any respects in which such obligations have not been performed, which notice shall be given by Tenant to Landlord not later than one hundred eighty (180) days following such notice from Landlord that the Parking Area Repairs have been substantially completed. Any dispute arising from or related to the Parking Area Repairs shall initially be submitted to senior management personnel of each party for attempted resolution in good faith. Except for the Parking Area Repairs, Tenant accepts the Premises for continuing occupancy in their existing condition and state of repair “as is” on the date hereof.

4. Tenant shall use commercially reasonable efforts to expeditiously undertake and pursue to completion the work described in Exhibit A attached hereto and made a part hereof (hereinafter referred to as “Tenant’s Base Building Work”). Landlord shall reimburse to Tenant an amount (hereinafter referred to as “Landlord’s Base Building Allowance”) equal to all costs (excluding architectural, engineering and other design fees, construction management or supervision fees and other so-called “soft costs”) reasonably incurred by Tenant with respect to Tenant’s Base Building Work. In no event shall Landlord’s Base Building Allowance exceed $1,138,072.

5. In addition to Tenant’s Base Building Work, Tenant proposes to undertake certain Alterations (as such term is defined in Section 15 of the Lease) within the Premises (hereinafter referred to as “Tenant’s Leasehold Improvements”). Landlord shall reimburse to Tenant an amount not to exceed $1,750,880 (hereinafter referred to as “Landlord’s Leasehold Improvement Allowance”) to be applied on account of all costs (including without limitation architectural, engineering and other design fees, construction management or supervision fees and other so-called “soft costs”) reasonably incurred by Tenant with respect to Tenant’s Leasehold Improvements (or in the case of such soft costs, Tenant’s Base Building Work), provided however that up to 50% of Landlord’s Leasehold Improvement Allowance may be used to fund costs relating to the purchase and installation of telephone systems, network systems, telecommunications and data transmission facilities and systems, furniture, trade fixtures and business equipment to be utilized by Tenant in the Premises and any related moving expenses

(hereinafter referred to as “Tenant’s Infrastructure Upgrades”). To the extent that any portion of Landlord’s Leasehold Improvement Allowance remains unspent following the payment in full of all costs incurred by Tenant in connection with Tenant’s Leasehold Improvements, Tenant’s Infrastructure Upgrades and (to the extent hereinabove permitted) Tenant’s Base Building Work, up to $875,440 of such unspent amount may be applied by Tenant, as and when specified by written notice to Landlord, to monthly installments of fixed Rent becoming due pursuant to Section 5 of the Lease with respect to the period commencing on April 1, 2019 and ending on March 31, 2020.

6. Tenant’s Base Building Work and Tenant’s Leasehold Improvements shall be deemed “Alterations” governed by Section 15 and all other applicable provisions of the Lease and may not be commenced until Tenant has obtained Landlord’s written consent (which shall not be unreasonably withheld or delayed) to the details thereof, as set forth in final plans and specifications suitable for construction purposes. If Landlord reasonably withholds such consent, Landlord shall notify Tenant of Landlord’s specific objections to such plans and specifications, whereupon Tenant shall promptly thereafter resubmit such plans and specifications for Landlord’s review and consent in accordance with the foregoing provisions. Tenant shall deliver to Landlord copies of all building permits, certificates of occupancy and other governmental approvals issued in connection with Tenant’s Base Building Work and Tenant’s Leasehold Improvements forthwith upon receipt thereof.

7. Landlord’s Base Building Allowance and Landlord’s Leasehold Improvement Allowance shall in each case be disbursed to Tenant from time to time (but not more frequently than monthly) within thirty (30) days following the submission to Landlord of requisitions received by Landlord no later than two years from the date hereof. Each such requisition shall be accompanied by invoices, receipts and other documentation evidencing to Landlord’s reasonable satisfaction the costs on account of which such disbursement has been requested, as well as releases and waivers of any mechanic’s and other liens for labor and materials furnished as part of Tenant’s Base Building Work or Tenant’s Leasehold Improvements, as applicable.

8. Landlord represents and warrants that the only mortgage presently encumbering the Premises was granted to U.S. Bank, National Association as administrative agent for itself and certain additional parties, pursuant to an instrument dated December 13, 2013 and recorded with the Middlesex Northern District Registry of Deeds at Book 27916, Page 19.

9. Tenant shall retain its option pursuant to Section 28 of the Lease to further extend the term thereof except that (a) such option shall relate to a single five (5) year extension period beginning on October 1, 2026, (b) in order to exercise such option, Tenant must notify Landlord in writing on or before September 30, 2025 and (c) any reference in Section 28 of the Lease to the Fair Market Rate shall be deemed to refer to 95% of the Fair Market Rate.

10. From and after the date hereof, Landlord’s address for purposes of Section 36 of the Lease shall be as follows unless and until otherwise specified by Landlord:

KBS Realty Advisors, Inc.

590 Madison Avenue, 26th Floor

New York, New York 10022

Attention: Shannon W. Hill, Senior Vice President

with copies to:

KBS Realty Advisors, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Attention: General Counsel

and

Philip S. Lapatin, Esq.

Holland & Knight LLP

10 St. James Avenue

Boston, Massachusetts 02116

11. For purposes of Section 43 of the Lease, the term “Broker” as used with respect to the transactions described herein shall be defined to mean Richards Barry Joyce & Partners LLC d/b/a Transwestern RBJ and Jones Lang LaSalle Americas Inc., whose commission shall in each case be the responsibility of Landlord pursuant to a separate agreement.

12. Unless the context requires otherwise, the capitalized terms used herein shall be construed in conformity with the definitions set forth in the Lease. Without limiting the generality of the foregoing, all notices required or permitted hereunder shall be given in the manner prescribed by the Lease.

13. Except as herein modified, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, Landlord and Tenant have caused this amendment to be executed under seal as of the day and year first above written.

KBS RIVERTECH, LLC

By	KBS REIT Acquisition XXXI, LLC its sole member

	By	KBS REIT Properties, LLC its sole member

		By	KBS Limited Partnership its sole member

			By	KBS Real Estate Investment Trust, Inc. its general partner

				By	/s/ Shannon W. Hill

				Its	S.V.P.
title (duly-authorized)

ENTEGRIS, INC.

By	/s/Bill Shaner
Bill Shaner
Senior Vice President,
Global Operations
(duly-authorized)

EXHIBIT A

TENANT’S BASE BUILDING WORK

Tenant’s Base Building Work shall consist of all or a portion of the following items:

•	Building Automation Panel Migration Upgrades

•	Rooftop and Chiller Tower catwalk steel

•	North entrance walk replacement

•	Replace/repair flooring as needed

•	Duct replacement and exhaust capacity additions

•	HVAC Equipment (cooling tower/DX units FCI stage 3/4)

•	Leak Detection and LEL Chemical Distribution Room

•	Foam Suppression Systems Chemical rooms

Tenant may modify the foregoing list with Landlord’s written consent (which shall not be unreasonably withheld or delayed) so long as all components of Tenant’s Base Building Work consist of improvements of a permanent nature to the Common Areas (as such term is defined in the Lease) and/or the structural elements and basic mechanical, electrical, heating, ventilating air-conditioning, plumbing, life-safety and other systems of the Premises.